May 3, 2005

Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
Larry G. Brady
Senior Vice President, Chief Financial Officer
The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035

RE:  	The Greenbrier Companies, Inc. (the "Company")
      Form 10-K For the Year Ended August 31, 2004
      File No. 001-13146

Dear Mr. Brady:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Joseph Foti
      Senior Assistant Chief Accountant



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William Hammett
Dave & Buster's, Inc.
February 23, 2005
Page 2